SCHEDULE 13D

CUSIP No: 874036106

TRANSACTIONS IN THE SHARES BY THE REPORTING PERSON DURING THE PAST 60 DAYS

Date of Transaction	Shares Purchased(Sold)	Price per Share
2/26/2010	(-30)	13.21
3/18/2010	13,600	13.97
3/19/2010	60,200	13.94
3/31/2010	(-60)	13.97
4/8/2010	1,000,000	14.23
4/21/2010	1,000,000	14.03